Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Harman International Industries, Incorporated:

We consent to the incorporation by reference in the registration statement (No. 333-28793) on Form S-8 of Harman International Industries, Incorporated of our report dated June 27, 2007, with respect to the statements of net assets available for plan benefits of the Harman International Industries, Incorporated Retirement Savings Plan as of December 31, 2006 and 2005, the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental schedule, which report appears in the December 31, 2006 annual report on Form 11-K of the Harman International Industries, Incorporated Retirement Savings Plan.

/s/ KPMG LLP

Los Angeles, California
June 27, 2007